Exhibit 99.1
NII HOLDINGS AND AMERICAN TOWER CORPORATION ANNOUNCE $811 MILLION TOWER TRANSACTION

Nextel Brazil and Nextel Mexico agree to sell and leaseback 2,790 towers and 1,666 towers, respectively

Proceeds from sales further strengthen NII's liquidity position and funding for next generation network deployments in Brazil and Mexico

RESTON, Va. - August 9, 2013 - NII Holdings, Inc. [NASDAQ: NHID], a provider of differentiated mobile communication services operating under the Nextel brand in Latin America, today announced it has agreed to sell approximately 2,790 towers in Brazil and 1,666 towers in Mexico to American Tower Corporation [NYSE: AMT] in two separate transactions for total estimated proceeds based on current foreign currency exchange rates of $413 million and $398 million, respectively, subject to certain adjustments, including adjustments based on the actual number of towers sold. Both Nextel Brazil and Nextel Mexico agreed to leaseback the towers from American Tower for a minimum 12-year initial lease term and have the option to extend the lease for additional renewal periods. NII International Telecom S.C.A, a subsidiary of NII based in Luxembourg, has agreed to provide certain credit support with respect to the obligations of Nextel Brazil. The transaction agreements provide that all payments, including the purchase price and site rental, will be made in local currencies. As a result, the estimated U.S. dollar denominated proceeds amounts are subject to changes in value of the local currencies relative to the U.S. dollar.

“We are excited to reach agreement with American Tower and achieve our goal of unlocking the value of a significant portion of our tower assets while raising additional liquidity,” said Steve Shindler, chief executive officer of NII Holdings. “We will use the proceeds from the transactions to support the continuing investments in our next generation network deployments in our largest markets, Brazil and Mexico, which we believe offer the best opportunity for value creation and long-term growth and profitability.”

The transactions are subject to regulatory approvals and the initial closings are expected to be completed in the fourth quarter of 2013. The initial closings are expected to include about 4,000 towers and will be followed by subsequent closings as certain closing requirements relating to the remaining towers are satisfied.

NII's service coverage and next generation deployment plans will not be affected by this transaction. The Company will continue to locate its network equipment on the towers and will have additional space available for technology evolution.

The Company expects that a majority of the assets sold and leased-back will be accounted for as capital leases. As a result, the transactions are expected to have a positive impact to OIBDA, but are not expected to materially impact 2013 results.

“The sale of our towers in Brazil and Mexico provides us with funding at an attractive cost of capital and valuation of our tower assets,” said Juan Figuereo, executive vice president and chief financial officer of NII Holdings. “The sale proceeds, when added to the $1.8 billion in cash, cash equivalents and short term investments on hand as of June 30, 2013, and the $380 million in additional funding available under our existing equipment financing arrangements in

Mexico and Brazil on that date, provide us with significant liquidity to support the long-term investments we are making to drive profitable growth for the Company.”

The Company was advised by Deutsche Bank Securities Inc. as financial advisor and by Jones Day and Lape Mansfield Nakasian & Gibson, LLC as legal advisors.

About NII Holdings, Inc.
NII Holdings, Inc., a publicly held company based in Reston, Va., is a provider of differentiated mobile communication services for businesses and high value consumers in Latin America. NII, operating under the Nextel brand in Brazil, Mexico, Argentina, Peru and Chile, offers fully integrated wireless communications tools with digital cellular voice services, data services, wireless Internet access and Nextel Direct Connect® and International Direct ConnectSM, a digital two-way radio. NII is a Fortune 500 and Barron's 500 company, and has also been named one of the best places to work among multinationals in Latin America by the Great Place to Work® Institute. The company trades on the NASDAQ market under the symbol NIHD. Visit the company's website at www.nii.com.

Nextel, the Nextel logo and Nextel Direct Connect and International Direct Connect are trademarks and/or service marks of Nextel Communications, Inc., and are used by NII's subsidiaries under license in Latin America.

Visit NII Holdings' news room for news and to access our markets' news center: nii.com/newsroom.

Safe Harbor Statement
This release includes “forward-looking statements” regarding the proposed sale transaction, future service offerings, business outlook and future performance, as well as other statements that are not historical or current facts. Forward-looking statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and may materially differ from actual future results. Risks and uncertainties that could affect the forward-looking statements in this release include: the failure to successfully close the transaction contemplated by the sale purchase agreement, including due to a failure to meet closing conditions; unexpected costs or liabilities; the impact of more intense competitive conditions and changes in economic conditions in the Mexican and Brazilian telecommunications markets; the risk that our network technologies will not perform properly or support the services our customers want or need, including the risk that technology developments to support our services will not be timely delivered; the risk that customers in the markets we serve will not find our services attractive; and the additional risks and uncertainties that are described in NII's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as in other reports filed from time to time by NII Holdings with the Securities and Exchange Commission. This press release speaks only as of its date, and NII disclaims any duty to update the information herein, except as required by law.

Media Contacts:

NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA. 20190
(703) 390-5100
www.nii.com

Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com

Media Relations: Claudia E. Restrepo
(786) 251-7020
claudia.restrepo@nii.com